Exhibit 99.1

CONTACTS:	Nautilus, Inc.
John Mills
(310) 954-1105

NAUTILUS, INC ANNOUNCES AGREEMENT TO SELL PEARL IZUMI USA TO

SHIMANO AMERICAN CORPORATION

VANCOUVER, Wash. – (February 19, 2008) – Fitness leader Nautilus, Inc. (NYSE: NLS) has agreed to sell its Pearl iZumi apparel and footwear segment to Shimano American Corporation, a division of cycling and fishing equipment provider Shimano, Inc. The transaction value of $69.5 million is comprised of $65.3 million in cash and the assumption of $4.2 million in long-term debt, and is subject to adjustment for net working capital. The transaction is expected to close by March 31, 2008, and is contingent upon normal regulatory approval and customary closing conditions.

“We believe this divestiture is in the best interest of shareholders by providing liquidity and keeping our organization focused on restoring profitability to our global fitness business,” said Bob Falcone, President and CEO of Nautilus, Inc. “Pearl iZumi is an excellent brand of apparel and footwear for cycling and running. We are pleased to have found a strategic buyer in Shimano that values the brand as well as our talented apparel and footwear staff.”

Nautilus announced in October 2007 that its apparel business would be offered for sale. The Company acquired Pearl iZumi USA in 2005. Nautilus is being represented by Wachovia Securities.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,450 employees and operations in Washington, Oregon, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. Website: www.nautilusinc.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including statements concerning the divestiture of the Pearl Izumi USA segment of Nautilus, Inc. Factors that could cause actual results to differ materially from these forward-looking statements include failure or delay in receiving regulatory approval and the inability or failure to satisfy certain conditions to closing of the transaction, some of which are not within Nautilus’ control. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.